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                                   Exhibit 21

             List of Subsidiaries - CollaGenex Pharmaceuticals, Inc.



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             List of Subsidiaries - CollaGenex Pharmaceuticals, Inc.

                  Entity                             Jurisdiction
        ------------------------------------   --------------------------
        MMP Technologies, Inc.                         Delaware

        CollaGenex International, Ltd.               United Kingdom